EXHIBIT 23.11


CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Post-Effective Amendment No. 2 on Form S-8 (Registration Statement No. 333-34517-2) of Cendant Corporation pertaining to the HFS Incorporated 1992 Incentive Stock Option Plan and the HFS Incorporated Amended and Restated 1993 Stock Option Plan of our report dated February 23, 1996 (except notes 9-11, as to which the date is February 7, 1997), with respect to the combined financial statements of Resort Condominiums International, Inc., its affiliates and subsidiaries for the year ended December 31, 1995, included in the Current Report on Form 8-K/A of HFS Incorporated dated March 27, 1997, filed with the Securities and Exchange Commission.


                                    /s/ Ernst & Young LLP

Indianapolis, Indiana
December 16, 1997